Exhibit 5


                                  [LETTERHEAD]

                        McGuire, Woods, Battle & Boothe
                                One James Center
                               901 E. Cary Street
                               Richmond, VA 23219




                                October 28, 1998


Concepts Direct, Inc.
2950 Colorful Avenue
Longmont, CO  80504

                      Concepts Direct, Inc. (the "Company")

Ladies and Gentlemen:

         You proposed to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the 1992 Concepts Direct, Inc. Stock Option Plan, as amended (the "Plan"). The Registration Statement covers 100,000 shares of the Company's common stock, par value $.10 ("Common Stock"), which have been reserved for issuance under the Plan.

         In connection with this opinion, we have relied, among other things, upon our examination of such records of the Company and certificates of officers of the Company and of public officials as we have deemed appropriate.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

         1. The Company is duly organized and validly existing under the laws of the State of Delaware; and

         2. The 100,000 shares of Common Stock which are to be registered, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                               Very truly yours,

                               /s/ McGuire, Woods, Battle & Boothe, LLP